HALE AND DORR LLP
                               Counsellors at Law
                  60 State Street, Boston, Massachusetts 02109
                         617-526-6000 o fax 617-526-5000




                                   April 7, 1998



The Wright EquiFund Equity Trust
24 Federal Street
Boston, Massachusetts  02110

Ladies and Gentlemen:

     The Wright EquiFund Equity Trust (the "Trust") is a Massachusetts business trust created under a Declaration of Trust dated, executed and delivered in Boston, Massachusetts on July 14, 1989, as amended and restated on December 20, 1989, and as further amended from time to time (as so amended and restated the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest without par value.

     The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Pursuant to Article VI, Section 1 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Pursuant to Articles V(f) and X of the Declaration of Trust, the Trustees are empowered to issue an unlimited number of shares of any series for cash or other property, at the price specified by the current prospectus of the Trust. Pursuant to Article VI, Section 1A of the Declaration of Trust, the Trustees have established seven separate series of shares representing interests in each investment portfolio referenced on Attachment A hereto.

     The Trustees have voted to authorize the officers of the Trust to determine the appropriate number of shares to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such shares.

     We have examined the Declaration of Trust and By-Laws, each as amended from time to time, of the Trust, resolutions of the Board of Trustees relating to the authorization and issuance of shares of beneficial interest of the Trust, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records


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The Wright EquiFund Equity Trust
April 7, 1998
Page 2


and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified of photostatic copies.

     For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

     Our opinion below, as it relates to the non-assessability of the shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and permits notice of such disclaimer to be given in each contract or instrument made or issued by the Trustees of the Trust. Also, the Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust.

     We are of the opinion that all necessary Trust action precedent to the issuance of the shares of beneficial interest of the Trust has been duly taken, and that all such shares may legally and validly be issued for among other things, cash, and when sold will be, fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration therefor in accordance with terms described in the Trust's Declaration of Trust, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

     We consent to your filing this opinion with the Securities and Exchange Commission as an exhibit to any amendments to the Trust's registration statement with the Commission. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or for any other purpose.


                                   Very truly yours,

                                   /s/Hale and Dorr LLP

                                   Hale and Dorr LLP

                        THE WRIGHT EQUIFUND EQUITY TRUST


                                  ATTACHMENT A


Wright EquiFund-Belgium/Luxembourg
Wright EquiFund-Country Strategy
Wright EquiFund-Hong Kong/China
Wright EquiFund-Japan
Wright EquiFund-Mexico
Wright EquiFund-Netherlands
Wright EquiFund-Nordic